Exhibit 10.11

FORM OF OPTION GRANT 2021

EMERALD EXPOSITIONS EVENTS, INC.

2017 OMNIBUS EQUITY PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of January _, 2021 (the “Date of Grant”), is between Emerald Holding, Inc., a Delaware corporation (together with its successors, the “Company”), and ______ (the “Optionee”).

Section 1.Grant of Option.  The Company will propose, for shareholder approval, an amendment to the Company’s 2017 Omnibus Equity Plan (as may be amended from time to time, the “Plan”) to increase the number of shares available for issuance under the Plan (the “2021 Plan Amendment”). Subject to approval of the 2021 Plan Amendment, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of such number of Shares (“Option Shares”) as is set forth on the signature page hereto (subject to adjustment as provided in Section 12 of the Plan), on the terms and conditions set forth in this Agreement and in the Plan, a copy of which is being delivered to the Optionee concurrently herewith and is made a part hereof as if fully set forth herein.  The Option Shares shall be divided into three tranches as set forth on the signature page hereto, which shall consist of (i) the “Tranche A Option,” (ii) the “Tranche B Option,” and (iii) the “Tranche C Option,” the vesting and exercisability of each of which shall be subject to the satisfaction of the conditions specified in Section 4.1 below. The grant shall be accepted upon the execution of this Agreement by both parties hereto; provided, however, that this Agreement and the Option granted hereunder shall be null and void in the event the 2021 Plan Amendment is not approved by shareholders in accordance with the terms of the Plan.  By executing this Agreement, the Optionee hereby acknowledges and agrees that, except as otherwise determined by the Committee, this Option is intended to be in lieu of any “Subsequent Annual Equity Grant” awards (as described in the Optionee’s employment agreement) through 2025. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 2.Purchase Price.  The price (the “Option Price”) at which the Optionee shall be entitled to purchase the Tranche A Options, the Tranche B Options, and the Tranche C Options, respectively, upon exercise, shall be the price per Share set forth on the signature page hereto (subject to adjustment as provided in Section 12 of the Plan).

Section 3.Term of Option.  The Option shall be exercisable to the extent and in the manner provided herein until the close of business on the day preceding the 10th anniversary of the Date of Grant (the “Term”); provided, however, that the Option may be earlier terminated as provided in Section 6, 7 or 8 hereof; and provided further that, subject to Section 7 and 8, if, as of the date the Option would otherwise terminate the Optionee is not permitted by applicable law or an insider trading policy of the Company to exercise the Option, the Term of the Option will be automatically extended until a date that is thirty (30) days after the prohibition no longer applies.

Section 4.Exercisability of Option.

4.1.Vesting.  Subject to the provisions of this Agreement and the Plan, the Option shall vest and become exercisable in accordance with the following schedule, which, for the sake of clarity, shall be applied separately for each of the Tranche A Options, the Tranche B Options, and the Tranche C Options:

(a)Prior to the first anniversary of the Vesting Commencement Date, the Option may not be exercised (unless the Committee otherwise so determines in its sole discretion);

(b)On the first anniversary of the Vesting Commencement Date but before the second anniversary of the Vesting Commencement Date, the Option may be exercised to acquire up to 20% of the aggregate number of Option Shares;

(c)On the second anniversary of the Vesting Commencement Date but before the third anniversary of the Vesting Commencement Date, the Option may be exercised to acquire up to 40% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option;

(d)On the third anniversary of the Vesting Commencement Date but before the fourth anniversary of the Vesting Commencement Date, the Option may be exercised to acquire up to 60% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option;

(e)On the fourth anniversary of the Vesting Commencement Date but before the fifth anniversary of the Vesting Commencement Date, the Option may be exercised to acquire up to 80% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option; and

(f)On the fifth anniversary of the Vesting Commencement Date, the Option may be exercised to acquire up to 100% of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option.

For purposes of the foregoing, the “Vesting Commencement Date” shall mean January 4, 2021.

Notwithstanding the foregoing, if a Change in Control occurs, subject to the Optionee’s continued employment through the date of such Change in Control, the Option shall become 100% vested and exercisable as of immediately prior to the Change in Control.

The portion of the Option which becomes vested and exercisable as described in this Section 4.1 is hereinafter referred to as the “Vested Portion.”

Section 5.Manner of Exercise and Payment.

5.1.Notice of Exercise.  The Option shall be exercised when written notice of such exercise in substantially the form attached hereto as Exhibit A or such other form as the Committee may require from time to time (the “Exercise Notice”), signed by the person entitled to exercise the Option, has been delivered to the Company in accordance with the provisions of Section 9.6 hereof.  The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Option Shares in respect of which the Option is being exercised and shall be signed by the Optionee or, where applicable, by the Optionee’s legal representative.

5.2.Deliveries.  The Exercise Notice described in Section 5.1 shall be accompanied by payment of the full Option Price for the Option Shares in respect of which the Option is being exercised, together with any withholding taxes that may be due as a result of the exercise of the Option, which shall be payable as provided in Section 9.11 below. The payment of the Option Price to be made by any of the following methods, as elected by the Optionee: (a) by delivery to the Company of a certified or bank check payable to the order of the Company, (b) cash by wire transfer or other immediately available funds to an account designated by the Company, or (c) a broker-assisted “cashless exercise” program, or (d) only if the Committee so permits, having withheld from the number of Option Shares otherwise issuable following the exercise of the Option the number of Option Shares having a Fair Market Value equal to the exercise price or (e) by another method or combination of methods under procedures established by the Company.

5.3.Issuance of Shares.  Subject to Section 18.2 of the Plan, upon receipt of the Exercise Notice and full payment for the Option Shares in respect of which the Option is being exercised (in any form permitted above), the Company shall take such action as may be necessary under applicable law to cause the issuance to the Optionee of the number of Option Shares as to which the Option was exercised and the Optionee shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issuance of such Option Shares in compliance with all applicable law.  If the Optionee fails to make any of the deliveries required by Section 5.2 of this Agreement, the Optionee’s exercise shall not be given effect and the Shares shall not be issued to the Optionee.

5.4.Shareholder Rights.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares until: (a) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Option Shares in respect of which the Option was exercised and any withholding taxes due, (b) the Company shall have issued the Option Shares to the Optionee and (c) the Optionee’s name shall have been entered as a holder of record on the books of the Company. Upon the occurrence of all of the foregoing events, the Optionee shall have full ownership rights with respect to such Option Shares.

5.5.Prohibition Against Transfer of Option Shares.

(a)The Optionee may not directly or indirectly, sell (including by way of “net settlement” or broker-assisted exercise), transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of (any of the foregoing, a “Transfer”) any Option Shares held by the Optionee, or any interest therein, except in accordance with Section 5.5(b) or (c) below or with the prior written consent of the Company authorized by affirmative vote of a majority of the members of the Board.  Notwithstanding the foregoing, the sale by the Optionee (including by “broker-assisted” sale or net settlement of all or a portion the Option) of Option Shares in order to satisfy any withholding or other taxes associated with the exercise of the Option shall not be deemed to be a Transfer for purposes of this Section 5.5 (and, for the avoidance of doubt, shall not be subject to the limitations set forth in this Section 5.5).

(b)The restrictions contained in Section 5.5(a) shall not apply with respect to (i) any Transfer of Option Shares to members of the Optionee's “Family Group”, (ii) any Transfer of Option Shares to the Company and (iii) any Transfer of Option Shares to any Person in connection with a merger, consolidation, acquisition, sale, exchange, recapitalization, reorganization, or similar transaction, in each case as approved by the Board; provided, that the restrictions contained in this Section 5.5 shall continue to be applicable to the Option Shares after any such Transfer pursuant to clause (i), and provided further that the transferees of such Option Shares pursuant to clause (i) shall have agreed in writing to be bound by the restrictions contained herein.  Any Transfer or attempted Transfer of any Option Shares in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Option Shares as the owner of such shares for any purpose.  For purposes of the foregoing, “Family Group” means the Optionee, along with any trust, foundation or similar entity controlled by the Optionee, the only beneficiaries of which, or a corporation, partnership or limited liability company, the only stockholders, limited and/or general partners or members, as the case may be, of which, include only the Optionee, the Optionee's parents, the Optionee's spouse, the Optionee's descendants (whether natural or adopted), and spouses of the Optionee's descendants.

(c)Notwithstanding the provisions of Section 5.5(a) and (b), the Optionee may Transfer a number of Option Shares that does not exceed eighty five percent (85%) of the aggregate number of shares originally granted pursuant to this Option Agreement multiplied by a percentage equal to a fraction, the numerator of which is the number of shares of Common Stock disposed of by the Onex Partners V, LP between the Date of Grant and the date of the Optionee's proposed sale of Option Shares and the denominator of which is the number of shares of Common Stock that would have been held by the Onex Partners V, LP if it had converted its holdings of preferred stock into Common Stock as of the Date of Grant.

(d)The provisions of this Section 5.5 shall terminate automatically upon the earliest to occur of (i) the second anniversary of the date on which the Option becomes fully vested hereunder and (ii) the death or Disability of the Optionee, (iii) the Termination of the Optionee without Cause (as defined below), and other than due to death or Disability (as defined below), in which case clause (ii) shall apply), in which case the provisions of this Section 5.5 shall lapse with respect to the aggregate number of Option Shares held at the time of such Termination in equal installments on each of the six (6) month anniversary, twelve (12) month anniversary, and eighteen (18) month anniversary of the date of Termination, (iv) a Change in Control (in which case such termination shall occur immediately prior thereto) or (v) the date as of which Onex Partners V, LP no longer holds (either directly or that it may hold if it were to convert its holdings of preferred shares) at least 20% of the number of shares of Common Stock that would have been held by Onex Partners V, LP if it had converted its holdings of preferred stock into Common stock as of January 4, 2021 (disregarding, for purposes of determining whether its holdings are below such threshold, any shares attributable to accreting dividends on its preferred shares or other similar securities).

Section 6.Termination.

6.1.Termination.

(a)If the Optionee Terminates, (i) subject to Section 4.1(f) and Section 6.1(b) herein, the Option, other than the Vested Portion of the Option, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination, and (ii) the Vested Portion of the Option shall be exercisable by the Optionee during the Post-Termination Exercise Period (as defined below), but in no event after the expiration of the Term.  Any portion of the Vested Portion of the Option that, following the Optionee’s Termination, is not exercised prior to the expiration of the Post-Termination Exercise Period shall terminate at the end of the Post-Termination Exercise Period.  Notwithstanding anything in this Agreement or the Plan to the contrary, the Option, whether or not exercisable, shall immediately terminate (x) upon a Termination of the Optionee by the Company or a Subsidiary for Cause, (y) in the event that the Optionee materially violates any provision of Section 7 hereof or (z) in the event that the Optionee materially violates any provision of any Restrictive Agreement (as hereinafter defined).

(b)Upon a termination (i) by the Company other than for “Cause” (as defined below), (ii) by reason of death or Disability (as defined below), or (iii) if the Optionee’s employment agreement with the Company provides for severance benefits in the event of termination for “Good Reason”, by the Optionee for “Good Reason” (as defined in the Optionee’s employment agreement), a pro-rated number of unvested Option Shares for each of Tranche A Options, the Tranche B Options and the Tranche C Options shall vest and become exercisable, such number for each Tranche to be equal to the unvested portion of such Tranche that would have become vested and exercisable in the ordinary course had the Optionee remained employed with the Company for an additional twelve (12) months, multiplied by a fraction, the numerator of which is the number of days the Optionee was employed by the Company from the last vesting date the occurred pursuant to this Agreement

(or, in the case of the first vesting date, since the Vesting Commencement Date) and the denominator of which is 365.

(c)For purposes of this Agreement, “Cause” shall mean (i) if the Optionee is a party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (ii) if the Optionee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Cause” is defined, (A) the Optionee’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (x) any felony or (y) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the Optionee may be subject, (B) the Optionee’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of the Subsidiaries or the performance of the Optionee’s duties, (C) the Optionee’s willful failure to (x) follow a reasonable and lawful directive of the Company or of the Subsidiary at which he or she is employed or provides services, or of the Board or (y) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary at which he or she is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have an adverse effect (other than a de minimis adverse effect) on the business or financial condition of the Company, (D) the Optionee’s violation of his or her employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the Optionee is subject, (E) the Optionee’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries or (F) the Optionee’s violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time.

(d)For purposes of this Agreement, “Disability” shall mean the Optionee is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Optionee participates, or, if there is no such plan, the Optionee’s inability, due to physical or mental illness, to perform the essential functions of the Optionee’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

6.2.“Post-Termination Exercise Period” shall mean the period commencing on the Optionee’s Termination and ending at the close of business on the 90th day after the date of the Optionee’s Termination.  Notwithstanding anything to the contrary herein, in the event of the Optionee’s death or Disability, the Post-Termination Exercise Period shall mean the period commencing on the Optionee’s death or Disability and ending at the close of business on the 180th day after the date of the Optionee’s death or Disability.

Section 7.Prohibited Activities.  In consideration of and as a condition to the grant of the Option, the Optionee agrees to the provisions set forth in this Section 7.

7.1.No Sale or Transfer.  The Optionee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the Option or any portion thereof other than to the extent permitted by Section 11.2 of the Plan.

7.2.Right to Terminate Option.  The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if the Optionee (a) engages in any activity prohibited by Section 7 of this Agreement, (b) breaches or violates any obligations under any Restrictive Agreement to which the Optionee is a party or (c) is convicted of a felony against the Company or any of its affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the Vested Portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect.  For the sake of clarity, the foregoing rights of the Company in this Section 7.2 apply only to the outstanding portion of the Option, and shall not apply to any Shares acquired upon exercise of any portion of the Option.

7.3.Proprietary Information.  The Optionee agrees that the Optionee will not at any time (a) disclose, directly or indirectly, any Proprietary Information to any Person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Optionee, need to know such Proprietary Information or such other Persons to whom the Optionee has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Optionee’s service to the Company or (b) use any Proprietary Information, directly or indirectly, for the Optionee’s own benefit or for the benefit of any other Person.  Upon the Optionee’s Termination, the Optionee will immediately deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in the Optionee’s possession or control and will not retain any copies and summaries thereof.  All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Optionee, shall be the sole and exclusive property of the Company.  The Optionee will safeguard all Documents and will surrender to the Company at the time the Optionee’s employment Terminates, or at such earlier time or times as the Board may specify, all Documents then in the Optionee’s possession or control.

7.4.Non-Competition and Non-Solicitation.  The Optionee agrees that during employment and for the Restricted Period (as defined below), the Optionee shall not:

(a)whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venture, investor, licensor, lender, employee or in any other capacity whatsoever, alone or in association with any other Person, carry on, be engaged or take part in, or render services or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business, enterprise or other entity engaged directly or indirectly within the Territory (as defined below) in any Competitive Business (as defined below) activity; provided, however, that the Optionee shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than one percent of the outstanding interest in such business.  Nothing herein shall prevent the Optionee from engaging in any activity with, or holding a financial interest in, a non-competitive division, subsidiary or affiliate of a Competitive Business; and

(b)directly or indirectly through any officer, director, employee, representative or other agent or otherwise, (i) solicit or do business with any customer or supplier of the Company of whose names he was aware during his employment term (X) in any manner that interferes with such Person’s financial relationship with the Company, or (Y) in an effort to obtain such Person as a customer, supplier, consultant, salesman, agent or representative to any other business; or (ii) solicit or interfere with or endeavor to entice away any employee, consultant, officer, director or executive of the Company who was engaged in such relationship with the Company at any time during the Optionee’s employment term, (X) in any manner that interferes with such Person’s employment or consulting relationship with the Company or (Y) in an effort to obtain such Person as a customer, supplier, consultant, salesman, agent or representative to any Competitive Business.

7.5.Non-Disparagement.  The Optionee shall not at any time make (or cause to be made) to any Person any knowingly disparaging, derogatory or other negative statement about the Company or its affiliates.  The foregoing shall not be violated by (a) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) statements that the Optionee in good faith believes are necessary or appropriate to make in connection with his or her good faith performance of their duties to the Company.

7.6.Notice; Remedies.  The Optionee agrees to provide the Company with not less than thirty (30) days’ written notice of any resignation of employment from the Company. The Optionee specifically acknowledges and agrees that (a) the time, geographic and activity restrictions (as applicable) set forth in this Section 7 are reasonable and properly required for the protection of the Company and (b) the Company’s remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.7.Restatement of Financial Statements. In addition to the other provisions in this Section 7, this Agreement, the Option and any Shares issued upon exercise of any portion of the Option shall be subject to any policies of the Company in effect on the Date of Grant or adopted by the Company at any time thereafter that provide for forfeiture of the Option and recoupment of any Shares issued upon exercise of any portion of the Option or of any gain received by the Optionee in connection with the sale of Shares received upon exercise of the Option in the event of any restatement of the Company’s financial statements.

7.8.Exceptions.

(a)Notwithstanding the foregoing, nothing in this Section 7 shall prevent the Optionee from disclosing Proprietary Information to the extent required by law. Additionally, nothing in this Section 7 shall preclude the Optionee’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law.  Further, nothing in this Section 7 shall preclude the Optionee’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.

(b)The Optionee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Optionee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Optionee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Optionee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, provided, that that the Optionee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.9.Survival of Obligations.  Notwithstanding the termination of this Agreement, the parties to this Agreement shall remain bound by the provisions of this Section 7, which may impose obligations upon the parties that extend beyond the termination of this Agreement.

For purposes of this Agreement,

“Competitive Business” shall mean any business that is in competition with (a) the present products marketed or sold by the Company or any of its Subsidiaries or affiliates to their customers and as such products may be improved and/or modified, (b) the present services marketed, sold or provided by the Company or any of its Subsidiaries or affiliates to their customers and as such services may be improved and/or modified or (c) the products and/or services the Company or any of its Subsidiaries or affiliates develops, designs, manufactures, markets, produces or supplies in the future to its customers, in each case including, without limitation, the business of operating business-to-business tradeshows, conferences and related publications and related digital media.

“Proprietary Information” shall mean confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its Subsidiaries or affiliates, and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its Subsidiaries or affiliates as to which the Optionee may have access, whether conceived or developed by others or by the Optionee alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours.  Proprietary Information shall not include any records, data or information which (a) are in the public domain during or after the period of service by the Optionee provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Optionee in violation of this Agreement or (b) were known to the Optionee prior to commencing employment with the Company.

“Restricted Period” shall mean the 12-month period after the Optionee’s Termination from the Company or a Subsidiary for any reason.

“Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Optionee that contains non-competition, non-solicitation, non-hire, non-disparagement or confidentiality restrictions applicable to the Optionee.

“Territory” shall mean the United States of America and every other territory or country where the Company maintains employees, owns property or otherwise conducts business during any time that the Optionee is employed by the Company or owns any Shares (or rights to acquire Shares).

Section 8.Corporate Transaction.  Subject to Section 4(g), the provisions of Section 13 of the Plan shall apply to this Option in the event of a Corporate Transaction. In no event will any portion of the Option, whether vested or unvested, be terminated in connection with any Corporate Transaction that is not a Change in Control unless such portion has been fully accelerated as of immediately prior to the Corporate Transaction (and treated in accordance with Section 13.1(b)(i) of the Plan) or continued in accordance with Section 13.1(a) of the Plan (and the requirements set forth herein).

Section 9.Miscellaneous.

9.1.Acknowledgment.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time.  The Optionee hereby acknowledges that the Optionee has reviewed the Plan and this Agreement and understands the Optionee’s rights and obligations thereunder and hereunder.  The Optionee also acknowledges that the Optionee has been provided with such information concerning the Company, the Plan and this Agreement as the Optionee and the Optionee’s advisors have requested.

9.2.Reserved.

9.3.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b)Submission to Jurisdiction; Waiver of Jury Trial.  Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such litigation.  To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

9.4.Specific Performance.  Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other party, for which there is no adequate remedy at law.  Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other party shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties.  Such remedies shall be in addition to any other remedies (including monetary damages) to which the other party may be entitled at law or in equity.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

9.5.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.6.Notice.  Unless otherwise provided herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by email, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a)If to the Company:

Emerald Holding, Inc.

100 Broadway, 14th Floor
New York, NY 10005
Attention:  Mitchell Gendel; mitch.gendel@emeraldx.com

(b)If to the Optionee, at the most recent address contained in the Company’s records.

9.7.Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Optionee without the prior written consent of the Company.

9.8.Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, supplemented or cancelled, in whole or in part, prospectively or retroactively, in each case by the Committee; provided that no such action shall adversely affect the Optionee’s rights under this Agreement without the Optionee’s consent.  The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.9.Counterparts.  This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

9.10.Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms of the Plan shall govern.

9.11.Withholding.  Whenever Option Shares are to be issued upon exercise of the Option, to satisfy the withholding amount (determined in accordance with applicable law, in each case, at up to the maximum statutory withholding rate if so elected by Optionee), the Company will (i) if so permitted by the Committee, withhold from the Option Shares otherwise issuable upon a Payment Date the number of Option Shares having a Fair Market Value equal to the withholding amount, (ii) arrange a broker-assisted “sell-to-cover” transaction, or (iii) permit the Optionee to provide to the Company an amount in cash in order to satisfy the withholding amount.

9.12.No Right to Continued Employment or Business Relationship.  This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any affiliate thereof, nor shall it interfere in any way with the right of the Company or any affiliate thereof to Terminate such Optionee at any time.

9.13.General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, references herein to Sections refer to Sections of this Agreement.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

EMERALD HOLDING, INC.

By:
Name: Mitchell Gendel
Title: General Counsel and Corporate Secretary

Agreed and acknowledged as
of the Date of Grant:

Name: [GRANTEE NAME]

Shares Subject to the Option:

Option Price:
Tranche A Option Price:	$5.26 per Share

Tranche B Option Price:	$6.00 per Share

Tranche C Option Price:	$8.00 per Share

Exhibit A

EMERALD holding, inc.

NOTICE OF OPTION EXERCISE

Subject to the terms and conditions hereof, the undersigned (the “Purchaser”) hereby elects to exercise his or her option to purchase __________ shares (the “Shares”) of Emerald Holding, Inc. (the “Company”) under the Emerald Holding, Inc. 2017 Omnibus Equity Plan (the “Plan”) and the Stock Option Agreement dated as of _______________ (the “Option Agreement”).  The purchase price for the Shares shall be $______ per Share for a total purchase price of $[●] (subject to applicable withholding taxes).

The Purchaser tenders herewith payment of the full Option Price in the form of (circle applicable method(s)):

(a)cash, by check or by wire transfer;

(b)with permission of the Committee, by utilizing a broker-assisted “cashless exercise”; or

(c)with permission of the Committee, by reducing the number of Shares to be issued to him or her hereby by that number of Shares having an aggregate Fair Market Value on the date hereof equal to the aggregate purchase price of the Shares.

The Purchaser will deliver any other documents that the Company requires in connection with this exercise election.

In connection with the purchase of Shares, Purchaser represents and covenants the following:

1.Tax Withholding. The Purchaser authorizes payroll withholding and will make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company in connection with the exercise of the Option set forth herein. The Purchaser may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the methods set forth in the Option Agreement. The Purchaser understands that ownership of the Shares will not be transferred to the Purchaser until the total Option Price and all applicable withholding taxes have been paid.

2.Knowledge and Representation.  The Purchaser is relying on his or her own business judgment and knowledge and the advice of his or her own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company, in making the decision to purchase the Shares.  The Purchaser, either alone or with his or her advisors, has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of the purchase of the Shares and has the capacity to protect his or her own interests in connection with such purchase.  In furtherance of the foregoing, the Purchaser represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to the Purchaser by or on behalf of the Company, and (ii) the Purchaser will continue to bear sole responsibility for making his or her own independent evaluation and monitoring of the risks of his or her investment in the Company. In addition, the Purchaser understands that he or she is purchasing the Shares pursuant to the terms and conditions of the Plan and the Option Agreement, copies of which the Purchaser has read and understands.

3.Tax Consequences.  The Purchaser understands that he or she may suffer adverse tax consequences as a result of his or her purchase or disposition of the Shares.  The Purchaser represents that he or she has consulted any tax consultants he or she deems advisable in connection with the purchase or disposition of the Shares and that he or she is not relying on the Company for any tax advice.  Purchaser understands that, prior to the issuance of any Shares, Purchaser will have to make satisfactory arrangements with the Company to satisfy any withholding requirements applicable to the exercise of the option.

Please record the ownership of such Shares in the name of:

Name:

Address:

Social Security or Tax I.D. Number:

Signature:

Dated:	, 20